Exhibit I

JOINT FILING AGREEMENT

     Each of the undersigned hereby acknowledges and agrees, in compliance with the provisions of Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended, that the Schedule 13D to which this Agreement is attached as an Exhibit, and any amendments thereto, will be filed with the Securities and Exchange Commission jointly on behalf of each of the undersigned.

Dated: June 14, 2005

Shenzen Huawei Holding Co., Ltd.

By:	/s/ Ji Ping

	Name:	Ji Ping
	Title:	Vice President

Huawei Technologies Co., Ltd.

By:	/s/ Jiang Xisheng

	Name:	Jiang Xisheng
	Title:	Vice President

Huawei Tech. Investment Co., Ltd.

By:	/s/ Wu Shuyuan

	Name:	Wu Shuyuan
	Title:	Assistant President